Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-152442 on Form S-4 of our report dated March 27, 2008 relating to the consolidated financial statements and financial statement schedule of Critical Therapeutics, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006 and the uncertainty relating to the Company’s ability to continue as a going concern) appearing in this proxy statement/prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such proxy statement/prospectus.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
August 28, 2008